Exhibit 99.1

For:	Immediate Release	Contact:	Andrea Short
	January 21, 2021		574-235-2000
1st Source Corporation Reports Earnings for Full Year and Fourth Quarter 2020,
Cash Dividend Increased, History of Increased Dividends Continues
FULL YEAR AND QUARTERLY HIGHLIGHTS
•Net income was $81.44 million for the year of 2020, down 11.44% from 2019 and was $26.46 million for the fourth quarter of 2020, up 20.61% over the fourth quarter of 2019 and up 31.94% from the prior quarter.
•Cash dividend of $0.29 per common share approved, up 3.57% from the third quarter and equal to that declared a year ago.
•Diluted net income per common share was $3.17 for the year of 2020, down 11.20% from 2019 and was $1.03 for the fourth quarter of 2020, up 19.77% from the prior year’s fourth quarter of $0.86 and up 32.05% compared to the prior quarter of $0.78.
•Return on average assets was 1.14% and return on average common shareholders’ equity was 9.41% for the full year of 2020 compared to 1.41% and 11.50%, respectively in 2019. For the fourth quarter of 2020, return on average assets improved to 1.42% and return on average common shareholders’ equity improved to 11.90% up from 1.30% and 10.56%, respectively in the fourth quarter of 2019.
•Average loans and leases grew $463.28 million in the full year of 2020, up 9.27% from 2019 and grew $471.07 million, up 9.33% from the fourth quarter of 2019. Excluding the Paycheck Protection Program, average loans and leases increased 1.81% from the 2019 average and decreased slightly from the fourth quarter of 2019.
•Average deposits grew $459.87 million in the full year of 2020, up 8.71% from 2019 and grew $555.35 million, up 10.26% from the fourth quarter of 2019.
•Net charge-offs of $9.19 million for the full year of 2020 compared to $5.05 million in 2019 and $3.72 million in the fourth quarter of 2020 compared to $0.64 million in the fourth quarter of 2019. Nonperforming assets to loans and leases of 1.16% at December 31, 2020 compared to 0.37% at December 31, 2019.
•Provision for credit losses of $36.00 million for the full year of 2020, compared to $15.83 million in 2019 and $4.97 million in the fourth quarter of 2020 compared to $2.95 million in the fourth quarter of 2019.
•Net interest income increased $1.95 million in the full year of 2020, up 0.87% from 2019 and increased $6.81 million, up 12.32% from the fourth quarter of 2019.
•Noninterest income increased $2.76 million in the full year of 2020, up 2.73% from 2019 and increased $0.41 million, up 1.60% from the fourth quarter of 2019. Excluding leased depreciation, noninterest income increased 10.11% for the year and 7.53% for the quarter.
•Noninterest expenses decreased $1.64 million in the full year of 2020 down 0.87% from 2019 and decreased $0.38 million down 0.77% from the fourth quarter of 2019. Excluding leased depreciation, noninterest expense increased 2.00% for the year and 1.58% for the quarter.
South Bend, IN — 1st Source Corporation (NASDAQ: SRCE), parent company of 1st Source Bank, today reported net income of $81.44 million for 2020, a decrease of 11.44% compared to $91.96 million earned in 2019. Fourth quarter net income was $26.46 million, an increase of 20.61% compared to $21.94 million earned in the fourth quarter of 2019. The annual net income comparison was adversely impacted by an increased provision for credit losses of $20.17 million primarily due to the negative impact on our clients from COVID-19, sizeable impairments in a few accounts, and higher special attention loan balances.

Diluted net income per common share for the year was $3.17, down 11.20% from the $3.57 earned a year earlier. Diluted net income per common share for the fourth quarter was $1.03, up 19.77% from the $0.86 earned in the fourth quarter of the previous year.
At its January 2021 meeting, the Board of Directors approved a cash dividend of $0.29 per common share, up 3.57% from the $0.28 per common share declared in the previous quarter and equal to that declared a year ago. The cash dividend is payable to shareholders of record on February 2, 2021 and will be paid on February 12, 2021.
Christopher J. Murphy III, Chairman, President and Chief Executive Officer, commented, “Given the unique challenges presented by the COVID-19 pandemic during 2020, I am proud of my colleagues for keeping themselves and our clients safe while delivering great client service. We helped our communities and clients by providing over 3,500 Paycheck Protection Program (PPP) loans for over $597 million, keeping businesses going and people employed. At the end of the year, $236 million of these loans had been forgiven. Over half of our PPP loans were for less than $50,000, so we are truly serving the small businesses in our communities. Considering the challenges of the COVID-19 pandemic and the reduced interest rate environment the Federal Reserve set in motion to stimulate the economy, I am pleased we were able to achieve our third highest year of net income and the 33rd consecutive year of dividend growth. We were glad to see continued economic improvement during the fourth quarter which led to providing $4.97 million to the allowance for loan and lease losses (our lowest quarter of the year for the credit loss provision) as we continue to work through the immediate and longer term negative impacts on our clients from the coronavirus pandemic.
“We spent the final weeks of the year monitoring the legislative progress on the Coronavirus Response and Relief Supplemental Appropriations Act, which included another round of PPP loans. We were pleased the legislation was finalized and enacted on December 27, 2020. We are now actively helping our clients work through the application process, with special attention paid to women-owned and minority-owned small businesses that have been statistically underserved nationally during the CARES Act PPP efforts.
“At 1st Source, one of our foundational values is Community Leadership. We encourage our team members and leaders to support the organizations and causes they are passionate about, and to serve their communities in the ways they are able. The pandemic certainly had an effect on volunteer opportunities and events that often bring people together to support those in need. But I am pleased to report it did not stop our colleagues from doing what they could, when and how they could, throughout the year. During 2020, 1st Source employees volunteered over 12,000 hours of their time to such causes, and collectively, the 1st Source Foundation and 1st Source Bank donated over $2 million to community organizations, much of which was directed toward COVID-19 relief and support efforts for those directly impacted by the pandemic.

“Throughout the pandemic, our focus has remained on keeping our clients, our colleagues, and families safe so we can deliver the highest level of service. All safety measures we put in place in the spring of 2020 have proven successful in stopping the spread among our staff and clients, and we plan to keep such measures in place until we are confident the well-being of all those we employ and serve can be protected by other means. As always, we will continue to review and analyze data from local health departments to make the best decisions possible for the health and safety of our team members, clients and communities,” Mr. Murphy concluded.
FULL YEAR AND FOURTH QUARTER 2020 FINANCIAL RESULTS
Loans
Annual average loans and leases of $5.46 billion increased $463.28 million, up 9.27% from the full year 2019. Quarterly average loans and leases of $5.52 billion increased $471.07 million, up 9.33% in the fourth quarter of 2020 from the year ago quarter and have decreased $151.91 million from the third quarter. Loan growth is primarily from Paycheck Protection Program (PPP) originations when compared to 2019. As expected, the decrease during the fourth quarter of 2020 compared to the previous quarter was due to $236.25 million in PPP forgiveness by the SBA as we assisted our clients with the relief they sought from the government. As of the end of December, we had submitted PPP loan forgiveness requests to the SBA for more than 60% of the total PPP loan amounts we funded.
COVID-19 related loan modifications across our portfolios (including those that were in the process of receiving or we expect to receive an extension) were $168 million at December 31, 2020, compared to $195 million at September 30, 2020. Our transportation (particularly auto rental and charter bus) clients and hotel industry clients remain severely impacted by the COVID-19 pandemic and account for approximately 75% of the year-end COVID-19 related loan modification balances.
Deposits
Annual average deposits for 2020 were $5.74 billion, an increase of $459.87 million, up 8.71% from 2019. Quarterly average deposits of $5.97 billion grew $555.35 million, up 10.26% for the quarter ended December 31, 2020 compared to the year ago quarter and have increased $80.34 million, up 1.36% compared to the third quarter. Deposit growth is primarily from PPP loan fundings and increased consumer deposit levels compared to 2019.
Net Interest Income and Net Interest Margin
For the twelve months of 2020, tax-equivalent net interest income was $226.36 million, an increase of $1.81 million, up 0.81% compared to the full year 2019. Fourth quarter 2020 tax-equivalent net interest income of $62.23 million increased $6.78 million, or 12.22% from the fourth quarter a year ago and increased $7.24 million, or 13.16% from the third quarter.
Net interest margin for the year ending December 31, 2020 was 3.38%, a decrease of 29 basis points from the 3.67% for the year ending December 31, 2019. Net interest margin on a tax-equivalent basis for the year ending December 31, 2020 was 3.39%, a decrease of 29 basis points from the 3.68% for the year ending December 31, 2019. The margin continues to experience pressure from numerous Federal Reserve interest rate decreases during the second half of 2019 and first three months of 2020.

Fourth quarter 2020 net interest margin was 3.54%, an improvement of three basis points from the 3.51% for the same period in 2019 and an increase of 35 basis points from the third quarter. Fourth quarter 2020 net interest margin on a fully tax-equivalent basis was 3.55%, an increase of three basis points from the 3.52% for the same period in 2019 and an increase of 35 basis points from the 3.20% in the third quarter. The increased margin in the fourth quarter compared to the previous quarter was primarily due to accelerated PPP loan origination fee amortization due to SBA forgiveness. We have recognized $12.06 million in PPP loan fees during 2020, $7.84 million of which was recognized during the fourth quarter compared to $2.41 million during the third quarter.
The PPP loan impact on the tax-equivalent net interest margin was a positive five basis points for the twelve months ended December 31, 2020, and a positive 27 basis points for the fourth quarter. PPP loans caused a six basis points reduction for the third quarter due to the low interest rate and fees accrued compared to our base business.
Noninterest Income
Noninterest income for the twelve months ended December 31, 2020 was $103.89 million, up $2.76 million or 2.73% compared to the twelve months ended December 31, 2019. Fourth quarter 2020 noninterest income of $25.99 million increased $0.41 million, or 1.60% from the fourth quarter a year ago and decreased $2.06 million or 7.33% from the third quarter.
Noninterest income during the twelve months ended December 31, 2020 was higher compared to a year ago mainly from improved mortgage banking income driven by gains on a higher volume of loan sales and increased partnership investment gains. These positives were offset by reduced equipment rental income due to a decrease in the size of the average equipment rental portfolio as demand for leases declined and lower service charges on deposit accounts due to fewer overdraft and non-sufficient fund transactions in 2020 compared to 2019. Additionally, we recognized $0.81 million of impairment charges on our mortgage servicing rights during 2020 as prepayment speeds accelerated.
The decrease in noninterest income from the third quarter was mainly due to a reduction in mortgage banking income driven by a lower volume of loan sales and lower claim proceeds on bank-owned life insurance offset by higher partnership investment gains, increased trust and wealth advisory fees as market values improved, and increased customer swap fees with solar loan growth.
Noninterest Expense
Noninterest expense for the twelve months ended December 31, 2020 was $187.37 million, a decrease of $1.64 million, or 0.87% compared to the same period a year ago. Fourth quarter 2020 noninterest expense of $48.96 million decreased $0.38 million, or 0.77% from the fourth quarter a year ago and increased $1.92 million or 4.08% from the prior quarter. Excluding depreciation on leased equipment, noninterest expenses were up 1.58% and 2.00% for the fourth quarter and twelve months ended December 31, 2020, respectively.

The decrease in noninterest expense for 2020 from 2019 was primarily due to lower leased equipment depreciation resulting from a reduction in the average equipment rental portfolio, reduced business development expenses as travel and entertainment were curtailed with the pandemic, fewer negative valuation adjustments on repossessed assets, decreased group insurance costs, and less professional consulting fees. These increases were offset by higher salaries as a result of normal merit increases, a one-time special award made to most employees at the end of 2020 as recognition for the dedication they have shown in serving our clients and embracing their role as essential workers. In addition, we incurred increased mortgage origination commissions on higher production as well as higher FDIC insurance premiums due to FDIC assessment credits received in 2019.
The increase in noninterest expense from the third quarter was mainly due to higher salaries as a result of the one-time special award mentioned above to most employees at the end of 2020 and increased group insurance costs. These increases were offset by reduced valuation adjustments on repossessed assets, higher gains on the sale of operating lease equipment and lower marketing expenses due to fewer marketing promotions.
Non-recurring 2020 items which added to net income included $0.55 million in FDIC insurance premium credits received and bank-owned life insurance claims of $0.36 million. These additions to income were offset by $1.52 million of negative valuation adjustments on repossessed assets, $0.81 million in mortgage servicing rights impairment charges, special salary awards to employees of $0.89 million and a $0.68 million impairment charge on leased equipment.
Credit
In the fourth quarter, we adopted the Current Expected Credit Loss (CECL) methodology for calculating the allowance for credit losses which resulted in a four basis point increase to the allowance for loan and lease losses at December 31, 2020. The allowance for loan and lease losses as of December 31, 2020 was 2.56% of total loans and leases compared to 2.43% at September 30, 2020 and 2.19% at December 31, 2019. The allowance calculation includes PPP loans which are guaranteed by the SBA. Excluding those loans from the calculation results in an allowance of 2.73% at December 31, 2020 compared to 2.69% at September 30, 2020.
Net charge-offs that have been recorded for the full year of 2020 were $9.19 million compared to net charge-offs of $5.05 million in 2019. This resulted in a charge-off ratio of 0.17% for 2020 compared to 0.10% for 2019. The majority of the 2020 net charge-offs were related to one relationship within the construction equipment portfolio and numerous bus relationships in the auto and light truck portfolio that have been severely impacted by the pandemic shut down of events and tourism. Net charge-offs of $3.72 million were recorded for the fourth quarter of 2020 compared with net charge-offs of $0.64 million in the same quarter a year ago and down slightly from the $3.77 million of net charge-offs in the third quarter.

The provision for credit losses was $36.00 million for the twelve months ended December 31, 2020 and $4.97 million for the fourth quarter of 2020, an increase of $20.17 million and $2.02 million, respectively, compared with the same periods in 2019. The ratio of nonperforming assets to loans and leases was 1.16% as of December 31, 2020, compared to 1.33% on September 30, 2020 and 0.37% on December 31, 2019. Excluding PPP loans, the ratio of nonperforming assets to loans and leases was 1.24% at December 31, 2020 compared to 1.48% at September 30, 2020. Nonperforming assets saw improvement in the fourth quarter as a result of lower nonaccrual loans and the sale of a long held repossessed aircraft.
Capital
As of December 31, 2020, the common equity-to-assets ratio was 12.12%, compared to 12.04% at September 30, 2020 and 12.51% a year ago. The tangible common equity-to-tangible assets ratio was 11.10% at December 31, 2020 compared to 11.01% at September 30, 2020 and 11.38% a year earlier. The Common Equity Tier 1 ratio, calculated under banking regulatory guidelines, was 13.06% at December 31, 2020 compared to 12.92% at September 30, 2020 and 12.55% a year ago. During the fourth quarter of 2020, 166,446 shares were repurchased for treasury reducing common shareholders’ equity by $6.42 million. Additionally, during the fourth quarter, with the adoption of CECL, we recognized a one-time cumulative effect adjustment which reduced retained earnings by $2.55 million, net of deferred taxes, effective January 1, 2020. CECL resulted in a two-to-three basis point reduction to our regulatory capital ratios as of December 31, 2020.
ABOUT 1ST SOURCE CORPORATION
1st Source common stock is traded on the NASDAQ Global Select Market under “SRCE” and appears in the National Market System tables in many daily newspapers under the code name “1st Src.” Since 1863, 1st Source has been committed to the success of its clients, individuals, businesses and the communities it serves. For more information, visit www.1stsource.com.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, and construction equipment. The Corporation includes 79 banking centers, 18 1st Source Bank Specialty Finance Group locations nationwide, eight Wealth Advisory Services locations and ten 1st Source Insurance offices.

FORWARD LOOKING STATEMENTS
Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
NON-GAAP FINANCIAL MEASURES
The accounting and reporting policies of 1st Source conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures are used by management to evaluate and measure the Company’s performance. Although these non-GAAP financial measures are frequently used by investors to evaluate a financial institution, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity-to-tangible assets ratio and tangible book value per common share. Management believes that these measures provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses and lease depreciation), measures how much it costs to produce one dollar of revenue. Securities gains or losses and lease depreciation are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity-to-tangible assets ratio and tangible book value per common share as useful measurements of the Company’s equity.
See the table marked “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of certain non-GAAP financial measures used by the Company with their most closely related GAAP measures.
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(charts attached)

1st SOURCE CORPORATION
4th QUARTER 2020 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
AVERAGE BALANCES
Assets	$7,402,431	$7,281,542	$6,708,475	$7,120,009	$6,528,274
Earning assets	6,981,460	6,841,720	6,258,938	6,684,246	6,104,673
Investments	1,098,072	1,057,780	1,044,917	1,058,060	1,014,659
Loans and leases	5,517,707	5,669,615	5,046,639	5,463,436	5,000,161
Deposits	5,969,776	5,889,434	5,414,423	5,736,602	5,276,736
Interest bearing liabilities	4,635,661	4,553,503	4,483,686	4,546,548	4,440,905
Common shareholders’ equity	884,530	876,992	824,361	865,278	799,736
Total equity	921,913	913,926	844,447	896,956	808,785
INCOME STATEMENT DATA
Net interest income	$62,107	$54,868	$55,296	$225,820	$223,866
Net interest income - FTE(1)	62,234	54,996	55,456	226,363	224,552
Provision for credit losses	4,970	9,303	2,951	36,001	15,833
Noninterest income	25,985	28,041	25,577	103,889	101,130
Noninterest expense	48,964	47,043	49,346	187,367	189,009
Net income	26,463	20,054	21,954	81,461	92,015
Net income available to common shareholders	26,464	20,058	21,941	81,437	91,960
PER SHARE DATA
Basic net income per common share	$1.03	$0.78	$0.86	$3.17	$3.57
Diluted net income per common share	1.03	0.78	0.86	3.17	3.57
Common cash dividends declared	0.28	0.28	0.29	1.13	1.10
Book value per common share(2)	34.93	34.35	32.47	34.93	32.47
Tangible book value per common share(1)	31.62	31.06	29.18	31.62	29.18
Market value - High	41.10	38.26	53.42	52.16	53.42
Market value - Low	30.33	28.72	44.12	26.07	39.11
Basic weighted average common shares outstanding	25,492,140	25,552,374	25,509,240	25,527,154	25,600,138
Diluted weighted average common shares outstanding	25,492,140	25,552,374	25,509,240	25,527,154	25,600,138
KEY RATIOS
Return on average assets	1.42%	1.10%	1.30%	1.14%	1.41%
Return on average common shareholders’ equity	11.90	9.10	10.56	9.41	11.50
Average common shareholders’ equity to average assets	11.95	12.04	12.29	12.15	12.25
End of period tangible common equity to tangible assets(1)	11.10	11.01	11.38	11.10	11.38
Risk-based capital - Common Equity Tier 1(3)	13.06	12.92	12.55	13.06	12.55
Risk-based capital - Tier 1(3)	14.73	14.48	13.64	14.73	13.64
Risk-based capital - Total(3)	15.99	15.74	14.90	15.99	14.90
Net interest margin	3.54	3.19	3.51	3.38	3.67
Net interest margin - FTE(1)	3.55	3.20	3.52	3.39	3.68
Efficiency ratio: expense to revenue	55.58	56.74	61.02	56.83	58.16
Efficiency ratio: expense to revenue - adjusted(1)	53.32	54.18	57.87	54.20	54.65
Net charge offs to average loans and leases	0.27	0.26	0.05	0.17	0.10
Loan and lease loss allowance to loans and leases	2.56	2.43	2.19	2.56	2.19
Nonperforming assets to loans and leases	1.16	1.33	0.37	1.16	0.37

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
END OF PERIOD BALANCES
Assets	$7,316,411	$7,290,949	$7,365,146	$6,735,118	$6,622,776
Loans and leases	5,489,301	5,627,036	5,692,322	5,129,514	5,085,527
Deposits	5,946,028	5,896,855	5,993,456	5,275,911	5,357,326
Allowance for loan and lease losses	140,654	136,817	131,283	120,798	111,254
Goodwill and intangible assets	83,948	83,953	83,959	83,964	83,971
Common shareholders’ equity	886,845	877,754	864,995	850,897	828,277
Total equity	930,670	915.015	901.653	877.302	848,636
ASSET QUALITY
Loans and leases past due 90 days or more	$115	$81	$256	$191	$309
Nonaccrual loans and leases	60,388	70,595	62,800	26,301	9,789
Other real estate	359	303	303	362	522
Repossessions	1,976	4,639	6,132	9,020	8,623
Equipment owned under operating leases	1,695	136	57	—	—
Total nonperforming assets	$64,533	$75,754	$69,548	$35,874	$19,243
(1) See “Reconciliation of Non-GAAP Financial Measures” for more information on this performance measure/ratio.
(2) Calculated as common shareholders’ equity divided by common shares outstanding at the end of the period.
(3) Calculated under banking regulatory guidelines.

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	December 31,	September 30,	June 30,	December 31,
	2020	2020	2020	2019
ASSETS
Cash and due from banks	$74,186	$62,575	$67,591	$67,215
Federal funds sold and interest bearing deposits with other banks	168,861	91,641	112,645	16,150
Investment securities available-for-sale	1,197,467	1,083,427	1,055,797	1,040,583
Other investments	27,429	27,674	30,619	28,414
Mortgages held for sale	12,885	20,990	36,508	20,277
Loans and leases, net of unearned discount:
Commercial and agricultural	1,478,722	1,681,519	1,710,712	1,132,791
Auto and light truck	542,369	527,582	563,606	588,807
Medium and heavy duty truck	279,172	271,248	284,432	294,824
Aircraft	861,460	806,162	782,160	784,040
Construction equipment	714,888	723,596	739,027	705,451
Commercial real estate	969,864	961,550	942,971	908,177
Residential real estate and home equity	511,379	519,881	531,972	532,003
Consumer	131,447	135,498	137,442	139,434
Total loans and leases	5,489,301	5,627,036	5,692,322	5,085,527
Allowance for loan and lease losses*	(140,654)	(136,817)	(131,283)	(111,254)
Net loans and leases	5,348,647	5,490,219	5,561,039	4,974,273
Equipment owned under operating leases, net	65,040	79,703	86,183	111,684
Net premises and equipment	49,373	49,933	51,486	52,219
Goodwill and intangible assets	83,948	83,953	83,959	83,971
Accrued income and other assets	288,575	300,834	279,319	227,990
Total assets	$7,316,411	$7,290,949	$7,365,146	$6,622,776

LIABILITIES
Deposits:
Noninterest bearing demand	$1,636,684	$1,720,768	$1,684,102	$1,216,834
Interest-bearing deposits:
Interest-bearing demand	2,059,139	1,885,771	1,866,415	1,677,200
Savings	1,082,848	992,320	942,891	814,794
Time	1,167,357	1,297,996	1,500,048	1,648,498
Total interest-bearing deposits	4,309,344	4,176,087	4,309,354	4,140,492
Total deposits	5,946,028	5,896,855	5,993,456	5,357,326
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	143,564	158,834	169,483	120,459
Other short-term borrowings	7,077	6,740	7,536	25,434
Total short-term borrowings	150,641	165,574	177,019	145,893
Long-term debt and mandatorily redeemable securities	81,864	81,659	81,760	71,639
Subordinated notes	58,764	58,764	58,764	58,764
Accrued expenses and other liabilities	148,444	173,082	152,494	140,518
Total liabilities	6,385,741	6,375,934	6,463,493	5,774,140

SHAREHOLDERS’ EQUITY
Preferred stock; no par value Authorized 10,000,000 shares; none issued or outstanding	—	—	—	—
Common stock; no par value Authorized 40,000,000 shares; issued 28,205,674 shares at December 31, 2020, September 30, 2020, June 30, 2020, and December 31, 2019, respectively)	436,538	436,538	436,538	436,538
Retained earnings	514,176	497,419	484,491	463,269
Cost of common stock in treasury (2,816,557, 2,652,030, 2,655,319, and 2,696,200 shares at December 31, 2020, September 30, 2020, June 30, 2020, and December 31, 2019, respectively)	(82,240)	(75,861)	(75,922)	(76,702)
Accumulated other comprehensive income	18,371	19,658	19,888	5,172
Total shareholders’ equity	886,845	877,754	864,995	828,277
Noncontrolling interests	43,825	37,261	36,658	20,359
Total equity	930,670	915,015	901,653	848,636
Total liabilities and equity	$7,316,411	$7,290,949	$7,365,146	$6,622,776
*December 31, 2020 calculated under ASU 2016-13, prior periods shown reflect the incurred loss calculation.

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands, except per share amounts)
	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Interest income:
Loans and leases	$64,113	$58,318	$63,259	$242,772	$258,348
Investment securities, taxable	3,940	4,103	5,189	18,080	20,946
Investment securities, tax-exempt	192	207	297	895	1,351
Other	333	289	798	1,284	2,232
Total interest income	68,578	62,917	69,543	263,031	282,877
Interest expense:
Deposits	4,811	6,532	12,523	30,459	50,495
Short-term borrowings	90	83	170	517	1,934
Subordinated notes	824	824	907	3,367	3,677
Long-term debt and mandatorily redeemable securities	746	610	647	2,868	2,905
Total interest expense	6,471	8,049	14,247	37,211	59,011
Net interest income	62,107	54,868	55,296	225,820	223,866
Provision for credit losses	4,970	9,303	2,951	36,001	15,833
Net interest income after provision for credit losses	57,137	45,565	52,345	189,819	208,033
Noninterest income:
Trust and wealth advisory	5,524	5,153	5,269	21,114	20,692
Service charges on deposit accounts	2,634	2,336	2,835	9,485	11,010
Debit card	3,990	4,019	3,593	14,983	14,209
Mortgage banking	3,549	6,474	1,401	15,674	4,698
Insurance commissions	1,624	1,825	1,466	7,025	6,761
Equipment rental	5,167	5,593	7,372	23,380	30,741
Gains on investment securities available-for-sale	—	—	—	279	—
Other	3,497	2,641	3,641	11,949	13,019
Total noninterest income	25,985	28,041	25,577	103,889	101,130
Noninterest expense:
Salaries and employee benefits	27,547	25,609	25,382	101,556	97,098
Net occupancy	2,539	2,512	2,640	10,276	10,528
Furniture and equipment	6,776	6,247	6,475	25,688	24,815
Depreciation — leased equipment	4,940	4,694	6,006	20,203	25,128
Professional fees	1,576	2,041	2,045	6,317	6,952
Supplies and communication	1,234	1,305	1,710	5,563	6,454
FDIC and other insurance	851	868	282	2,606	1,795
Business development and marketing	754	923	1,832	4,157	6,303
Loan and lease collection and repossession	444	1,054	1,114	3,099	3,402
Other	2,303	1,790	1,860	7,902	6,534
Total noninterest expense	48,964	47,043	49,346	187,367	189,009
Income before income taxes	34,158	26,563	28,576	106,341	120,154
Income tax expense	7,695	6,509	6,622	24,880	28,139
Net income	26,463	20,054	21,954	81,461	92,015
Net loss (income) attributable to noncontrolling interests	1	4	(13)	(24)	(55)
Net income available to common shareholders	$26,464	$20,058	$21,941	$81,437	$91,960
Per common share:
Basic net income per common share	$1.03	$0.78	$0.86	$3.17	$3.57
Diluted net income per common share	$1.03	$0.78	$0.86	$3.17	$3.57
Cash dividends	$0.28	$0.28	$0.29	$1.13	$1.10
Basic weighted average common shares outstanding	25,492,140	25,552,374	25,509,240	25,527,154	25,600,138
Diluted weighted average common shares outstanding	25,492,140	25,552,374	25,509,240	25,527,154	25,600,138
*ASU 2016-13 adopted during the fourth quarter of 2020 with a cumulative effective adjustment dated January 1, 2020 therefore September 30, 2020 provision amounts reflect the incurred loss calculation.

1st SOURCE CORPORATION
DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited - Dollars in thousands)
				Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest Income/Expense	Yield/ Rate	Average Balance	Interest Income/Expense	Yield/ Rate	Average Balance	Interest Income/Expense	Yield/ Rate
ASSETS
Investment securities available-for-sale:
Taxable	$1,056,727	$3,940	1.48%	$1,012,703	$4,103	1.61%	$982,839	$5,189	2.09%
Tax-exempt(1)	41,345	237	2.28%	45,077	257	2.26%	62,078	365	2.33%
Mortgages held for sale	17,844	120	2.68%	26,327	186	2.81%	21,489	192	3.54%
Loans and leases, net of unearned discount(1)	5,517,707	64,075	4.62%	5,669,615	58,210	4.08%	5,046,639	63,159	4.97%
Other investments	347,837	333	0.38%	87,998	289	1.31%	145,893	798	2.17%
Total earning assets(1)	6,981,460	68,705	3.92%	6,841,720	63,045	3.67%	6,258,938	69,703	4.42%
Cash and due from banks	75,055			72,474			73,438
Allowance for loan and lease losses	(143,888)			(134,824)			(110,209)
Other assets	489,804			502,172			486,308
Total assets	$7,402,431			$7,281,542			$6,708,475

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits	$4,272,622	$4,811	0.45%	$4,225,299	$6,532	0.62%	$4,170,250	$12,523	1.19%
Short-term borrowings	222,699	90	0.16%	187,912	83	0.18%	183,244	170	0.37%
Subordinated notes	58,764	824	5.58%	58,764	824	5.58%	58,764	907	6.12%
Long-term debt and mandatorily redeemable securities	81,576	746	3.64%	81,528	610	2.98%	71,428	647	3.59%
Total interest-bearing liabilities	4,635,661	6,471	0.56%	4,553,503	8,049	0.70%	4,483,686	14,247	1.26%
Noninterest-bearing deposits	1,697,154			1,664,135			1,244,173
Other liabilities	147,703			149,978			136,169
Shareholders’ equity	884,530			876,992			824,361
Noncontrolling interests	37,383			36,934			20,086
Total liabilities and equity	$7,402,431			$7,281,542			$6,708,475
Less: Fully tax-equivalent adjustments		(127)			(128)			(160)
Net interest income/margin (GAAP-derived)(1)		$62,107	3.54%		$54,868	3.19%		$55,296	3.51%
Fully tax-equivalent adjustments		127			128			160
Net interest income/margin - FTE(1)		$62,234	3.55%		$54,996	3.20%		$55,456	3.52%
(1) See “Reconciliation of Non-GAAP Financial Measures” for more information on this performance measure/ratio.

1st SOURCE CORPORATION
DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited - Dollars in thousands)
	Twelve Months Ended
	December 31, 2020			December 31, 2019
	Average Balance	Interest Income/Expense	Yield/ Rate	Average Balance	Interest Income/Expense	Yield/ Rate
ASSETS
Investment securities available-for-sale:
Taxable	$1,009,794	$18,080	1.79%	$945,396	$20,946	2.22%
Tax-exempt(1)	48,266	1,105	2.29%	69,263	1,662	2.40%
Mortgages held for sale	20,628	600	2.91%	15,601	610	3.91%
Loans and leases, net of unearned discount(1)	5,463,436	242,505	4.44%	5,000,161	258,113	5.16%
Other investments	142,122	1,284	0.90%	74,252	2,232	3.01%
Total earning assets(1)	6,684,246	263,574	3.94%	6,104,673	283,563	4.65%
Cash and due from banks	71,626			67,726
Allowance for loan and lease losses	(130,776)			(105,340)
Other assets	494,913			461,215
Total assets	$7,120,009			$6,528,274

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits	$4,205,904	$30,459	0.72%	$4,105,097	$50,495	1.23%
Short-term borrowings	201,165	517	0.26%	205,911	1,934	0.94%
Subordinated notes	58,764	3,367	5.73%	58,764	3,677	6.26%
Long-term debt and mandatorily redeemable securities	80,715	2,868	3.55%	71,133	2,905	4.08%
Total interest-bearing liabilities	4,546,548	37,211	0.82%	4,440,905	59,011	1.33%
Noninterest-bearing deposits	1,530,698			1,171,639
Other liabilities	145,807			106,945
Shareholders’ equity	865,278			799,736
Noncontrolling interests	31,678			9,049
Total liabilities and equity	$7,120,009			$6,528,274
Less: Fully tax-equivalent adjustments		(543)			(686)
Net interest income/margin (GAAP-derived)(1)		$225,820	3.38%		$223,866	3.67%
Fully tax-equivalent adjustments		543			686
Net interest income/margin - FTE(1)		$226,363	3.39%		$224,552	3.68%
(1) See “Reconciliation of Non-GAAP Financial Measures” for more information on this performance measure/ratio.

1st SOURCE CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited - Dollars in thousands, except per share data)

		Three Months Ended			Twelve Months Ended
		December 31,	September 30,	December 31,	December 31,	December 31,
		2020	2020	2019	2020	2019
Calculation of Net Interest Margin
(A)	Interest income (GAAP)	$68,578	$62,917	$69,543	$263,031	$282,877
	Fully tax-equivalent adjustments:
(B)	- Loans and leases	82	78	92	333	375
(C)	- Tax-exempt investment securities	45	50	68	210	311
(D)	Interest income - FTE (A+B+C)	68,705	63,045	69,703	263,574	283,563
(E)	Interest expense (GAAP)	6,471	8,049	14,247	37,211	59,011
(F)	Net interest income (GAAP) (A–E)	62,107	54,868	55,296	225,820	223,866
(G)	Net interest income - FTE (D–E)	62,234	54,996	55,456	226,363	224,552
(H)	Annualization factor	3.978	3.978	3.967	1.000	1.000
(I)	Total earning assets	$6,981,460	$6,841,720	$6,258,938	$6,684,246	$6,104,673
	Net interest margin (GAAP-derived) (F*H)/I	3.54%	3.19%	3.51%	3.38%	3.67%
	Net interest margin - FTE (G*H)/I	3.55%	3.20%	3.52%	3.39%	3.68%

Calculation of Efficiency Ratio
(F)	Net interest income (GAAP)	$62,107	$54,868	$55,296	$225,820	$223,866
(G)	Net interest income - FTE	62,234	54,996	55,456	226,363	224,552
(J)	Plus: noninterest income (GAAP)	25,985	28,041	25,577	103,889	101,130
(K)	Less: gains/losses on investment securities and partnership investments	(714)	(177)	(132)	(1,652)	(653)
(L)	Less: depreciation - leased equipment	(4,940)	(4,694)	(6,006)	(20,203)	(25,128)
(M)	Total net revenue (GAAP) (F+J)	88,092	82,909	80,873	329,709	324,996
(N)	Total net revenue - adjusted (G+J–K–L)	82,565	78,166	74,895	308,397	299,901
(O)	Noninterest expense (GAAP)	48,964	47,043	49,346	187,367	189,009
(L)	Less: depreciation - leased equipment	(4,940)	(4,694)	(6,006)	(20,203)	(25,128)
(P)	Noninterest expense - adjusted (O–L)	44,024	42,349	43,340	167,164	163,881
	Efficiency ratio (GAAP-derived) (O/M)	55.58%	56.74%	61.02%	56.83%	58.16%
	Efficiency ratio - adjusted (P/N)	53.32%	54.18%	57.87%	54.20%	54.65%

		End of Period
		December 31,	September 30,	December 31,
		2020	2020	2019
Calculation of Tangible Common Equity-to-Tangible Assets Ratio
(Q)	Total common shareholders’ equity (GAAP)	$886,845	$877,754	$828,277
(R)	Less: goodwill and intangible assets	(83,948)	(83,953)	(83,971)
(S)	Total tangible common shareholders’ equity (Q–R)	$802,897	$793,801	$744,306
(T)	Total assets (GAAP)	7,316,411	7,290,949	6,622,776
(R)	Less: goodwill and intangible assets	(83,948)	(83,953)	(83,971)
(U)	Total tangible assets (T–R)	$7,232,463	$7,206,996	$6,538,805
	Common equity-to-assets ratio (GAAP-derived) (Q/T)	12.12%	12.04%	12.51%
	Tangible common equity-to-tangible assets ratio (S/U)	11.10%	11.01%	11.38%

Calculation of Tangible Book Value per Common Share
(Q)	Total common shareholders’ equity (GAAP)	$886,845	$877,754	$828,277
(V)	Actual common shares outstanding	25,389,117	25,553,644	25,509,474
	Book value per common share (GAAP-derived) (Q/V)*1000	$34.93	$34.35	$32.47
	Tangible common book value per share (S/V)*1000	$31.62	$31.06	$29.18
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